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                                  UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): April 5, 2006

                              AMEDIA NETWORKS, INC.
             (Exact name of registrant as specified in its charter)


          Delaware                     0-22055                  11-3223672
----------------------------- --------------------------- ----------------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                     Identification No.)


                   2 CORBETT WAY, EATONTOWN, NEW JERSEY 07724
          (Address of principal executive offices, including Zip Code)

                                 (732) 440-1992
              (Registrant's telephone number, including area code)

         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        Amedia Networks, Inc. (the "Company") and Motorola Wireline Networks, Inc. ("Motorola"), a subsidiary of Motorola, Inc., have entered in a Strategic Alliance Agreement on April 5, 2006 (the "Strategic Alliance Agreement") pursuant to which the Company and Motorola will jointly develop a family of three IP Home Gateways (the "Gateway Products") that will enable customers using Motorola's existing Multi-Service Access Platform to access IP-based services. The Gateway Products will be exclusively distributed by Motorola under the Motorola brand. Under the Strategic Alliance Agreement, the Company has also granted Motorola certain rights with respect to the resale of the Company's products as described below.

        The Strategic Alliance Agreement provides that Motorola will pay to the Company $1.9 million for engineering costs associated with the development of the Gateway Products, approximately 32% of which is payable within 30 days of the effective date of the agreement and the remainder of which is payable in installments on the achievement of certain agreed upon project milestones. Motorola is entitled to terminate the development program at any time prior to the completion of the development of the Gateway Products and, in the event that it does so, the Company will be entitled to retain any of the engineering costs paid or due and owing by Motorola as of the date of termination. Upon successful completion of all necessary testing, the Gateway Products will be manufactured by the Company for exclusive sale to Motorola.

        Under the Strategic Alliance Agreement, the Company has granted Motorola the exclusive right to resell the Company's PG1000 and the HG-V100 gateway products, and all derivative or substantially similar products (the "Exclusive Products") to certain specified leading telecommunications carriers and their affiliates (the "Exclusive Customers") for a period of 24 months from the effective date of the agreement as part of Motorola's portfolio of broadband wireline solutions. The exclusivity may be terminated by the Company unless, among other things, at least one of the Exclusive Customers shall have accepted one of the Exclusive Products for lab testing within one year of the effective date of the Strategic Alliance Agreement and signed a contract to purchase Exclusive Products (which is reasonably expected to result in revenue to the Company in a specified minimum amount) within 18 months of the effective date of the agreement; provided, however, that if these conditions are satisfied with respect to an Exclusive Customer, then Motorola's exclusivity period for such Exclusive Customer will be extended for an additional 24 months. At all times the Company retains the right to sell the Exclusive Products to customers other than the Exclusive Customers. In addition, the Company also granted Motorola the non-exclusive right to resell all of the Company's other existing products worldwide.

        The Strategic Alliance Agreement also provides that the Company will not, during the term of the agreement and for a period of two years thereafter, directly or indirectly sell to or solicit or accept any order for any of its products from any customer to which Motorola has resold a Company product during the term of the agreement. These provisions will not apply to customers to whom the Company made sales of products in the twelve months preceding the effective date of the Strategic Alliance Agreement or in the event of termination of the agreement by the Company for cause or by Motorola for convenience. Notwithstanding the foregoing, if Motorola sources, manufactures or resells a gateway which has substantially the same functionality as the Company's PG1000 or HG-V100 products, the exclusivity and the non-solicitation provisions contained in the Strategic Alliance Agreement shall immediately terminate. The Company has also agreed that the prices for its products that it charges Motorola will be no higher than the prices that the Company charges any other reseller, customer or entity.

        The Strategic Alliance Agreement has an initial term of three years which will automatically extend for successive additional one-year terms unless either party gives notice of termination no less than 30 days prior to the expiration date of the then-current term. The agreement may be terminated by

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Motorola at any time on 30 days notice and by either party if the other ceases to do business in the ordinary course or defaults on its material obligations, representations or warranties under or otherwise materially breaches the Agreement subject, except in the case of payment failures, to a 30-day cure period.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial Statements.

None.

(b)     Pro Forma Financial Information.

None.

(c)     Exhibits.

None.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  April 6, 2006
                                        /s/ Frank Galuppo
                                        -----------------
                                        Frank Galuppo
                                        President and Chief Executive Officer